EXHIBIT 5.1

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

1201 NORTH MARKET STREET

P.O. BOX 1347

WILMINGTON, DELAWARE 19899-1347

302 658 9200

302 658 3989 FAX

November 30, 2007

Smart Balance, Inc.

6106 Sunrise Ranch Drive

Longmont, CO 80503

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters of Delaware law in connection with the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by Smart Balance, Inc., a Delaware corporation (formerly known as Boulder Specialty Brands, Inc.) (the “Company”), with the United States Securities and Exchange Commission (the “Commission”) with respect to (i) up to 1,470,000 issued and outstanding shares (the “Adage Shares”) of Common Stock, par value $0.0001 per share, of the Company (the “Common Stock”) to be offered for sale by Adage Capital Partners, L.P., Robert Atchinson and Phillip Gross, (ii) up to 1,595,105 shares (the “Stockholder Shares”) of Common Stock to be offered for sale by the other selling stockholders named in the Registration Statement and (iii) up to 1,000,000 shares (the “Warrant Shares” and, together with the Adage Shares and the Stockholder Shares, the “Shares”) issuable upon the exercise of outstanding founding director warrants (the “Founding Director Warrants”) to purchase Common Stock pursuant to the Founding Director Warrant Agreement (as defined herein).

In rendering this opinion, we have examined and relied upon the following documents in the forms provided to us by or on behalf of the Company: (i) a certified copy of the Certificate of Incorporation of the Company filed with the Office of the Secretary of State of the State of Delaware (the “State Office”) on May 31, 2005 (the “Company Certificate”); (ii) a certified copy of the Restated Certificate of Incorporation of the Company filed with the State Office on May 21, 2007 (the “Restated Certificate”); (iii) the Bylaws of the Company; (iv) the Written Consent in Lieu of Meeting of the Board of Directors of the Company dated November 6, 2005; (v) resolutions of the Board of Directors of the Company adopted on May 14, 2007 and May 17, 2007; (vi) the Written Consent

Smart Balance, Inc.

November 30, 2007

in Lieu of Meeting of Board of Directors of the Company dated June 20, 2005 (the “Consent”); (vii) a certified copy of the Certificate of Merger of BSB Acquisition Co., Inc. with and into GFA Holdings, Inc. filed with the State Office on May 21, 2007; (viii) the Warrant Agreement (the “Warrant Agreement”) dated as of December 16, 2005 between the Company and Continental Stock Transfer & Trust Company, a New York corporation (“Continental”), to purchase Common Stock; (ix) the form of Founding Director Warrant Purchase Agreement between the Company, Steven B. Hughes, James G. Lewis, Robert J. Gillespie, Robert F. McCarthy and Michael O’Brien (the “Founding Director Warrant Agreement”); (x) the form of Stock Escrow Agreement by and among the Company, the Initial Stockholders (as defined therein) and Continental (the “Escrow Agreement”); (xi) a certificate of good standing of the Company, dated as of a recent date, from the State Office; and (xii) a certificate of an officer of the Company.

In such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts and the legal capacity of natural persons to complete the execution of documents. We have further assumed for the purposes of this opinion: (i) the due formation or organization, valid existence and good standing of each entity that is a party to any of the documents reviewed by us under the laws of the jurisdiction of its formation or organization; (ii) the due authorization, execution and, as applicable, delivery of the documents reviewed by us by each of the parties thereto; (iii) that the Founding Director Warrant Agreement constitutes a legal, valid and binding obligation of each of the parties thereto, and is enforceable against each of the parties thereto in accordance with its terms; (iv) that the documents examined by us (a) set forth the entire understanding of the parties thereto with respect to the subject matter thereof and (b) have not been amended, supplemented or otherwise modified; (v) that the original issuance of the Adage Shares by the Company was duly authorized by all necessary corporate action of the Company; (vi) that the Stockholder Shares were originally issued by the Company pursuant to the Consent and are either (a) held by the stockholders (the “Original Holders”) to whom such shares were originally issued pursuant to the Consent or (b) are held by stockholders to whom such shares were properly transferred by one or more of the Original Holders; (vii) that the Stockholder Shares have been released from escrow in accordance with the terms of the Escrow Agreement; (viii) that the Warrant Price (as that term is defined in the Warrant Agreement), as it may be adjusted from time to time in accordance with the terms of the Warrant Agreement, shall be at least equal to the par value of a share of Common Stock to be issued upon exercise of the Founding Director Warrants; (ix) that the Founding Director Warrants are duly authorized and validly issued; (x) that, prior to the original issuance of the Adage Shares, the Company received, as payment therefor, cash consideration in an amount per share at least equal to the par value per share of the Adage Shares; (xi) that either (a) at the time of the issuance of the Adage Shares and the Stockholder Shares, respectively, a stock certificate in proper form was duly executed in the manner required by Section 158 of the Delaware General Corporation Law (the “DGCL”) and was issued to represent the Adage Shares and the Stockholder Shares, respectively, or (b) within a reasonable time after the issuance of the Adage Shares and the Stockholder Shares, respectively, the Company sent to the record holders thereof a written notice as required by Section 151(f) of the DGCL; and (xii) that either (a) at the time of the issuance of the Warrant Shares, a stock certificate in proper form will be duly

Smart Balance, Inc.

November 30, 2007

executed in the manner required by Section 158 of the DGCL and will be issued to represent the Warrant Shares or (b) within a reasonable time after issuance of the Warrant Shares, the Company will send to the record holders thereof a written notice as required by Section 151(f) of the DGCL. We have not reviewed any documents other than those identified above in connection with this opinion, and we have assumed that there are no other documents that are contrary to or inconsistent with the opinions expressed herein. No opinion is expressed herein with respect to the requirements of, or compliance with, federal or state securities or blue sky laws. As to any facts material to our opinion, other than those assumed, we have relied, without independent investigation, on the above-referenced documents and the accuracy, as of the date hereof, of the matters therein contained and have assumed that there will be no material change in the facts therein contained any time prior to the issuance of the Warrant Shares.

We note that we have been retained to act as special Delaware counsel for purposes of rendering the opinions expressed herein. We are not regular counsel to the Company and we are not generally informed as to its business affairs. We express no opinion herein as to any laws other than the laws of the State of Delaware.

Based upon and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that:

1. The Warrant Shares, when issued, sold and delivered against payment therefor in accordance with the provisions of the Founding Director Warrant Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

2. The Adage Shares and the Stockholder Shares are duly authorized, validly issued, fully paid and nonassessable.

This opinion speaks only as of the date hereof and is based on our understandings and assumptions as to the present facts and our review of the above-referenced documents and the application of Delaware law as the same exist on the date hereof, and we undertake no duty to update or supplement this opinion for the benefit of any person or entity with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect. We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus forming a part hereof. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Very truly yours,

/S/ MORRIS, NICHOLS, ARSHT & TUNNELL LLP